CONTACT: Steve McGregor - EDS
                                                         (972) 605-6786
                                                         steve.mcgregor@eds.com

For release 3:05 p.m. CDT Thursday, August 7, 1997

EDS SECOND-QUARTER REVENUES UP, NET INCOME DOWN;
NEW BUSINESS SIGNINGS CONTINUE AT ROBUST PACE

Company no longer expects to achieve 1997 earnings estimates


PLANO, Texas - EDS, a leading global information services provider, today reported that its operating revenues grew 5.3 percent in the second quarter of 1997 while the company's net income, excluding one-time charges, was down from the corresponding period in 1996.

EDS said that it recorded operating revenues of $3.682 billion in the second quarter of 1997, compared with $3.498 billion in the corresponding period last year. The company recorded net income of $192.4 million in the second quarter of 1997, prior to a one-time charge of approximately $265 million. During the corresponding period of 1996, EDS recorded $246.6 million in net income, prior to one-time charges and split-off costs totaling $895.5 million. Including the one-time charges, EDS reported net income of $22.9 million, or $0.05 per share, in the second quarter of 1997 as compared to a net loss of $326.5 million, or $0.67 per share, in the second quarter of 1996. The one-time charges reduced earnings per share by $0.35 and $1.18 for the second quarters of 1997 and 1996, respectively.

The charge in the second quarter of 1997 includes approximately $110 million for people-related costs associated with EDS' previously announced business transformation initiative, as well as approximately $155 million for the write-down of certain assets in connection with the transformation initiative, the exiting of certain lines of business and other write-downs associated with uncertainty regarding the recoverability of certain of the company's investments.

EDS SECOND QUARTER EARNINGS
--------------------------------------------------------------------------------

The company said that second-quarter net income on a per-share basis declined 24 percent, from $0.51 to $0.39, excluding one-time charges. Second-quarter earnings were negatively impacted by unanticipated adjustments totaling approximately $80 million ($0.11 per share) for a limited number of contracts that have not performed as expected or, in some instances, have been terminated. However, the quarterly results were positively impacted by the recognition of approximately $90 million of additional revenue resulting from productivity improvements made on certain contracts accounted for on a percentage-of-completion basis.

EDS said that its new-contract signings continued to surge, with $3.3 billion in new business booked in the three months ended June 30, 1997. It was the fourth straight quarter of strong new-contract signings, with $12 billion of new business recorded during that 12-month period.

During the quarter, EDS continued to implement the first phase of its enterprise-wide business transformation initiative, eliminating a number of positions and consolidating or streamlining various business and service units. The initiative, which will extend into next year, is proceeding as planned and is expected to produce savings this year in excess of $250 million, with $500 million to $700 million targeted annually thereafter, the company said. To date, nearly 8,500 positions have been identified for elimination under the initiative, resulting in approximately 3,000 employees who have either left or will leave the company.

While the initial phase of the business transformation initiative has focused on cost-cutting, the second and more significant phase, which is now under way, seeks to reengineer and improve EDS' fundamental business processes, including the company's support infrastructure, its strategic business planning and the way it markets, sells and delivers its services.

Despite the expected savings from business transformation and strong new-business signings, the company said that it no longer expects to achieve its earlier earnings estimate for 1997 of $2.30 to $2.35 per share before any charge. Due to an expected erosion of anticipated revenues and earnings, principally from a small number of other contracts booked prior to 1996, EDS now anticipates 1997 earnings in the range of $1.90 to $2.00 per share before any charge. The company's actual results will depend upon, among other things, the performance of these contracts, EDS' ability to implement additional savings for the year as planned, and new-contract signings.

EDS SECOND QUARTER EARNINGS
--------------------------------------------------------------------------------


"Our results for the quarter and expectations for the year are not only disappointing but unacceptable," said Les Alberthal, chairman and CEO. "Clearly, we have work to do, which is one reason we undertook the most intensive examination and redesign of our business in EDS' history earlier this year."

He continued, "The progress we've made reshaping our cost structure in the first phase of EDS' business transformation is important, but only one aspect of the work we are doing. In this next phase, we are thoroughly reviewing nearly every aspect of our business and reengineering many of our most fundamental business and support processes to enable us to compete more effectively in today's competitive environment."

In other financial news, the EDS Board of Directors today approved the acquisition by EDS of Neodata Services, Inc., a Colorado-based integrated marketing communications services company. Neodata will become part of EDS' CustomerSolutions business unit, which will create the largest direct marketing services company in the world. EDS has held an equity interest in Neodata since 1993.

With the acquisition, CustomerSolutions will employ approximately 10,000 people worldwide, with 1997 annualized revenues expected to be approximately $750 million. The acquisition of Neodata will complete EDS' continuum of integrated marketing communications services to include design and execution of direct marketing and loyalty and promotion programs for all companies in all industries around the world.

The EDS Board also declared a third-quarter dividend on the common stock of EDS of $0.15 per share, payable September 10, 1997, to shareholders of record as of the close of business August 18, 1997.

EDS SECOND QUARTER EARNINGS
--------------------------------------------------------------------------------

The statements in this news release that are not historical facts, including those regarding 1997 earnings, EDS' business transformation initiative and related savings, and the amount of new contract signings, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, please see EDS' filings with the Securities and Exchange Commission. EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EDS is a leader in the global information services industry. The company's approximately 100,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and relationships. EDS, which serves customers in 42 countries, reported revenues of $14.4 billion in 1996. The company is independent and publicly owned, and its stock is traded on the New York Stock Exchange and the London Stock Exchange under the symbol EDS. EDS can be visited via the Internet at http://www.eds.com.

(Editors note: For additional information on new business signed during the second quarter, please call (972) 605-6791 and a list will be faxed to you.)

EDS SECOND QUARTER EARNINGS
--------------------------------------------------------------------------------


SUMMARY OF RESULTS OF OPERATIONS
(in millions, except per-share amounts)

                                           Second Quarter Ended        Six Months Ended
                                           --------------------        ----------------
                                                 June 30,                   June 30,
                                            1997          1996         1997          1996
                                            ----          ----         ----          ----
Systems and Other Contracts
     Revenues (1)                         $ 3,682.1    $ 3,497.8    $ 7,273.7     $ 6,864.7

Costs and Expenses
     Cost of revenues                       2,986.2      2,845.7      5,879.8       5,543.8
     Selling, general & administrative        379.2        308.1        749.9         618.0
     Restructuring charge                     125.3        285.6        125.3         285.6
     Asset write-downs                        139.7        503.9        139.7         503.9
                                          ---------    ---------    ---------     ---------
Total Costs and Expenses                    3,630.4      3,943.3      6,894.7       6,951.3
                                          ---------    ---------    ---------     ---------

Operating Income (Loss)                        51.7       (445.5)       379.0         (86.6)
One-Time Split-Off Costs                        --         (45.5)         --          (45.5)

Interest Expense and Other, Net               (16.0)       (19.2)       (40.0)        (36.2)
                                          ---------    ---------    ---------     ---------


Income (Loss) Before Income Taxes              35.7       (510.2)       339.0        (168.3)

Provision (Benefit) for Income Taxes           12.8       (183.7)       122.0         (60.6)
                                          ---------    ---------    ---------     ---------


Net Income (Loss)                         $    22.9     $ (326.5)    $  217.0     $  (107.7)
                                          =========     =========    =========    =========


Earnings Per Share (2)                    $    0.05     $  (0.67)    $   0.44     $  (0.22)

Cash Dividends Per Share                  $    0.15     $   0.15     $   0.30     $   0.30


         (1) Revenues related to General Motors Corporation and its affiliates amounted to $1,133.6 million and $1,050.5 million for the second quarters ended June 30, 1997 and 1996, respectively, and $2,152.6 million and $2,012.7 million for the six months ended June 30, 1997 and 1996, respectively.

         (2) On June 7, 1996, GM Class E common stock was exchanged for EDS common stock on a one-for-one basis. Earnings and cash dividends before June 7, 1996, are attributable to GM Class E common stock. Amounts computed as earnings attributable to GM Class E common stock are not materially different than amounts computed as earnings per share of EDS common stock.

EDS SECOND QUARTER EARNINGS
--------------------------------------------------------------------------------

SUMMARY OF CONSOLIDATED BALANCE SHEETS
(in millions)

                                                     June 30,        Dec. 31,
ASSETS                                                 1997            1996
                                                     ---------       --------
Current Assets
     Cash and marketable securities                $    762.3      $    962.5
     Accounts receivable                              3,312.3         3,513.0
     Inventories                                        141.6           141.6
     Prepaids and other                                 322.2           391.2
                                                    ---------      ----------
Total Current Assets                                  4,538.4         5,008.3
                                                    ---------      ----------

Property and Equipment, At Cost Less
  Accumulated Depreciation
     Land                                               135.9           134.8
     Buildings and facilities                           600.2           586.3
     Computer equipment                               1,896.4         2,050.6
     Other equipment and furniture                      307.1           325.3
                                                    ---------      ----------
Total Property and Equipment, Net                     2,939.6         3,097.0
                                                    ---------      ----------

Operating and Other Assets
     Land held for development, at cost                  86.2            89.1
     Investment in leases and other                   1,695.6         1,591.7
     Software, goodwill, and other intangibles, net   1,310.3         1,406.8
                                                    ---------      ----------
Total Operating and Other Assets                      3,092.1         3,087.6
                                                    ---------      ----------

Total Assets                                       $ 10,570.1      $ 11,192.9
                                                   ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable                              $    292.5           465.8
     Accrued liabilities                              1,915.6         1,843.6
     Deferred revenue                                   431.4           592.6
     Income taxes                                       107.7           127.5
     Current portion of long-term debt                  118.8           133.3
                                                    ---------      ----------
Total Current Liabilities                             2,866.0         3,162.8
                                                    ---------      ----------

Deferred Income Taxes                                   328.3           429.4
Long-term Debt                                        1,610.5         2,324.3
Redeemable Preferred Stock of Subsidiaries
 and Minority Interest                                  865.2           493.3
Total Stockholders' Equity                            4,900.1         4,783.1
                                                    ---------      ----------

Total Liabilities
 and Stockholders' Equity                          $ 10,570.1      $ 11,192.9
                                                   ==========      ==========

EDS SECOND QUARTER EARNINGS
--------------------------------------------------------------------------------

SUMMARY OF CONSOLIDATED CASH FLOWS
(in millions)


                                                      Three Months Ended           Six Months Ended
                                                           June 30,                     June 30,
                                                           --------                     --------

                                                      1997          1996           1997         1996
                                                      ----          ----           ----         ----
Net cash provided by operating activities          $  193.3      $   90.0        $  739.4     $  578.9
                                                    -------       -------         -------      -------

Cash Flows from Investing Activities
   Proceeds from sale of marketable securities         20.2          11.4            47.4         37.4
   Proceeds from investment in leases and
     other assets                                      54.2          23.0            99.0        103.8
   Payments for purchase of property and equipment   (174.0)       (262.4)         (371.7)      (512.9)
   Payments for investments in leases and
     other assets                                     (76.0)        (33.9)         (165.8)      (101.1)
   Payments related to acquisitions, net of
     cash acquired                                    (66.8)          1.0           (73.2)       (37.0)
   Payments for purchase of software and other
     intangibles                                      (58.7)          2.9           (59.8)       (26.6)
   Payments for purchase of marketable securities     (15.2)        (24.5)          (30.1)       (46.2)
   Other                                               28.2          28.9            45.1         38.8
                                                    -------       -------         -------      -------

     Net cash used in investing activities           (288.1)       (253.6)         (509.1)      (543.8)
                                                    -------       -------         -------      -------


Cash Flows from Financing Activities
   Proceeds from long-term debt                     1,976.8       2,452.4          3,977.4     3,937.3
   Payments on long-term debt                      (2,103.3)     (2,078.6)        (4,700.3)   (3,315.4)
   Proceeds from sale of redeemable preferred
     stock of subsidiaries                             73.8           --             412.8         --
   Employee stock transactions and related tax
     benefits                                          16.8          (2.6)            49.3        17.5
   One-time intercompany payment to GM                  --         (500.0)             --       (500.0)
   Dividends paid                                     (73.5)        (73.1)          (146.6)     (145.7)
                                                    -------       -------         -------      -------
      Net cash used in financing activities          (109.4)       (201.9)          (407.4)       (6.3)
                                                    -------       -------         -------      -------
Effect of Exchange Rate Changes on Cash
   and Cash Equivalents                                 6.1          (5.3)           (4.1)       (12.6)
                                                    -------       -------         -------      -------
Net Increase (Decrease) in Cash
   and Cash Equivalent                               (198.1)       (370.8)         (181.2)        16.2
                                                    -------       -------         -------      -------
Cash and Cash Equivalents at Beginning of Period      896.8         935.9           879.9        548.9
                                                    -------       -------         -------      -------
Cash and Cash Equivalents at End of Period         $  698.7     $   565.1        $  698.7     $  565.1
                                                    -------       -------         -------      -------

                                      -7-